MASTER SERVICES AGREEMENT

between

DANCING BEAR INVESTMENTS, INC.

and

THEGLOBE.COM, INC.

September 29, 2008

MASTER SERVICES AGREEMENT

THIS MASTER SERVICES AGREEMENT (the “Agreement”) dated this 29th day of September, 2008 (“Effective Date”), is between Dancing Bear Investments, Inc., a Florida corporation (the “Provider”) and theglobe.com, inc., a Delaware corporation (the “Company”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in Article XII hereof.

WHEREAS, the Company has sold substantially all of its assets and, consequently, no longer has any full-time employees, but intends to continue to remain a “public company” and comply with its reporting obligations under the Securities Exchange Act of 1934, as amended; and

WHEREAS, the directors of the Company have requested that the Provider perform certain of the Services for the Company previously provided by its employees pursuant to the terms of this Agreement; and

WHEREAS, the Provider has agreed to provide or cause its affiliates to provide the Services on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and subject to the terms, conditions, covenants and provisions of this Agreement, the parties mutually covenant and agree as follows:

ARTICLE I

SERVICES PROVIDED

Section 1.1. SERVICES GENERALLY. Except as otherwise provided herein, for the term determined pursuant to Article II hereof, the Provider shall provide or cause to be provided to the Company the service(s) described in the Services Schedule attached hereto, which schedule constitutes part of this Agreement. Each service described on the Services Schedule shall be referred to herein as a “Service.” Collectively, all the services described on the Services Schedule (including Additional Services) shall be referred to herein as “Services.” All Services shall be subject to the direction of the Company’s Board of Directors and executive officers.

Section 1.2. SERVICE BOUNDARIES. Except as provided in the Services Schedule for a specific Service, the Provider shall provide or cause to be provided the Services to the same extent and at the same level (adjusted for the diminution or cessation of the Company’s operations) as such Services were being provided to the Company immediately prior to the Effective Date.

Section 1.3. IMPRACTICABILITY. The Provider shall not be required to provide any Service to the extent the performance of such Service becomes commercially impracticable as a result of a cause or causes outside its reasonable control (“Impracticable” or Impracticability”), including, without limitation, to the extent the performance of such Services would require it to violate any applicable laws, rules or regulations or would result in the breach of any applicable contract; provided, that the Provider shall provide prompt written notice of its intended cessation of any Service for Impracticability; and provided, further, that no Service shall be terminated with less than sixty (60) days prior written notice unless a shorter period of notice is required by applicable laws or regulations.

Section 1.4. ADDITIONAL SERVICES. From time to time after the Effective Date, the Company may request that the Provider provide services in addition to the Services provided in the Services Schedule (“Additional Services”). The Company shall so notify the Provider in writing and the Company will negotiate in good faith any additional charge relating to the provision of Additional Services, with a view towards the provision of such Additional Services; provided, however, that nothing in this Section 1.4 shall create the obligation for the Provider to provide any such Additional Services.

ARTICLE II

TERM

The term of this Agreement shall commence on the Effective Date and shall remain in effect for one year (the “Expiration Date”), unless earlier terminated under Article V or as otherwise provided in the Services Schedule or extended in whole or in part for an additional one-year period. The parties may agree on an earlier expiration date with respect to a specific Service by specifying such date on the Services Schedule.

ARTICLE III

COMPENSATION

Section 3.1. CHARGES FOR SERVICES. As consideration for the Services, the Company will pay the fees indicated on the Services Schedule which shall be equal to twenty thousand dollars ($20,000) per month ($240,000 per annum). Such fees may be amended from time to time with the mutual consent of the parties. Except as set forth in Article X hereof, the Company and the Provider shall each be responsible for their own internal fees, costs and expenses (e.g., salaries of personnel) incurred in connection with the provision of Services under this Agreement.

Section 3.2. PAYMENT TERMS. The Provider shall bill the Company on a monthly basis for amounts owed under and incurred hereunder during the prior month. The Company shall pay the Provider for all Services provided hereunder within thirty (30) days after receipt of an invoice therefore.

Section 3.3. PRICING ADJUSTMENTS. In the event of an adjustment relating to the pricing of any or all Services provided pursuant to this Agreement in which it is determined by a Taxing Authority that any of the charges, individually or in combination, did not result in an arm’s-length payment, then the parties, including any Provider subcontractor providing Services hereunder, may make adjustments to the charges in question for such period but only to the extent necessary to achieve arm’s-length pricing. Any adjustment made pursuant to this Section 3.3 at any time during the term of this Agreement or after termination of this Agreement shall be reflected in the parties’ books and records, and the resulting underpayment or overpayment shall create, respectively, an obligation to be paid in the manner specified in Section 3.2, or shall create a credit against amounts owed under this Agreement.

ARTICLE IV

STANDARD OF CARE; GENERAL OBLIGATIONS

Section 4.1. STANDARD OF CARE: PROVIDER. Subject to the terms and conditions of this Agreement, the Provider shall use commercially reasonable efforts to maintain sufficient resources to perform its obligations hereunder. The Provider shall use all reasonable efforts to provide the Services in accordance with the policies, procedures and practices in effect before the Effective Date and shall exercise the same care and skill as it exercises in performing the same or similar services for itself, with priority equal to that provided to its own businesses or those of any of its affiliates, Subsidiaries or divisions.

Section 4.2. STANDARD OF CARE: COMPANY. The Company shall use commercially reasonable efforts, in connection with receiving Services, to follow the policies, procedures and practices in effect before the Effective Date, including (a) providing information and documentation sufficient to enable the performance of the Services as they were performed before the Effective Date and (b) making available, as reasonably requested by the Provider, sufficient resources and timely decisions, approvals and acceptances so that the Provider may perform its obligations in a timely and expeditious manner.

Section 4.3. RESPONSIBILITY FOR ERRORS; DELAYS. The Provider’s sole responsibility to the Company:

(a)  for errors or omissions in Services, shall be to furnish correct information and/or adjust the Services, at no additional cost or expense to the Company; provided, the Company must promptly advise the Provider of any such error or omission of which it becomes aware after having used reasonable efforts to detect any such errors or omissions in accordance with the standard of care set forth in Section 4.2; and

(b)  for failure to deliver any Service because of Impracticability, shall be to use commercially reasonable efforts to make the Services available within the time frame set forth in Section 1.3.

Section 4.4. GOOD FAITH COOPERATION; CONSENTS. The parties will use good faith efforts to cooperate with each other in all matters relating to the provision and receipt of Services. Such cooperation shall include exchanging information, performing adjustments, and obtaining all third party consents, licenses, sublicenses or approvals necessary to permit each party to perform its obligations hereunder. The reasonable costs of obtaining such third party consents, licenses, sublicenses or approvals shall be borne by the Company. The parties will maintain, in accordance with each of their standard document retention procedures, documentation supporting the information relevant to cost calculations and cooperate with each other in making such information available as needed in the event of a Tax Audit.

Section 4.5 ALTERNATIVES. If the Provider reasonably believes it is unable to provide any Service because of a failure to obtain necessary consents, licenses, sublicenses or approvals pursuant to Section 4.4 or because of Impracticability, the parties shall cooperate to determine the best alternative approach. Until such alternative approach is found or the problem is otherwise resolved to the satisfaction of the parties, the Provider shall use commercially reasonable efforts, subject to Section 1.3, to continue providing the Service.

ARTICLE V

TERMINATION

Section 5.1. GENERALLY.

(a)  Except as otherwise specifically provided in the Services Schedule, this Agreement will automatically terminate with respect to all Services on the date specified herein; provided, however, that the term of this Agreement may be extended by the mutual agreement of the parties in writing for a specified period beyond such date, either in whole or with respect or one or more of the Services.

(b)  The Company may terminate this Agreement, either with respect to all or with respect to any one or more of the Services or portions of the Services provided to the Company hereunder, for any reason or for no reason, at any time upon sixty (60) days prior written notice to the Provider; provided, however, that once terminated, any such Service may be reinstituted only with the Provider’s consent.

(c)  Either party may terminate this Agreement with respect to a specific Service if the other party materially breaches a material provision with regard to that particular Service and does not cure such breach (or does not take reasonable steps required under the circumstances to cure such breach going forward) within thirty (30) days after being given notice of the breach; provided, however, that if such breach relates to a good faith dispute by the non-terminating party, the non-terminating party may request that the parties engage in a dispute resolution negotiation as specified in Article XI below prior to termination for breach.

(d)  This Agreement may be terminated at any time prior to the Effective Date by the Provider and, if so terminated, all transactions taken in connection therewith shall be void. In the event of termination pursuant to this Section 5.1(d), no party shall have any liability of any kind to the other party.

Section 5.2. SURVIVAL. The following obligations shall survive the termination of this Agreement: (a) for the period set forth therein, the obligations of each party under Articles IV and VIII and (b) the Provider’s right to receive the compensation for the Services provided through the date of termination. Notwithstanding the foregoing, in the event of any termination with respect to one or more, but less than all Services, this Agreement shall continue in full force and effect with respect to any Services not terminated hereby.

Section 5.3  USER IDS; PASSWORDS. The parties shall use good faith efforts at the termination or expiration of this Agreement or any specific Service hereto to ensure that all applicable user IDs and passwords are canceled.

ARTICLE VI

RELATIONSHIP BETWEEN THE PARTIES

The relationship between the parties established under this Agreement is that of independent contractors and neither party is an employee, agent, partner, or joint venturer of or with the other. The Provider will be solely responsible for any employment-related taxes, insurance premiums or other employment benefits with respect to its personnel’s performance of Services under this Agreement. The Company agrees to grant the Provider’s personnel access to locations, systems and information (subject to the provisions of confidentiality in Article VIII below) as necessary for the Provider to perform its obligations hereunder. The Provider agrees to cause its personnel to obey any and all security regulations and other policies of the Company.

ARTICLE VII

SUBCONTRACTORS

The Provider may engage a Subcontractor to perform all or any portion of the Provider’s duties under this Agreement, provided that any such Subcontractor agrees in writing to be bound by confidentiality obligations at least as protective as the terms of Article VIII regarding confidentiality below, and provided further that the Provider remains responsible for the performance of such Subcontractor.

ARTICLE VIII

CONFIDENTIALITY

(a)  The Provider agrees to hold and shall cause its officers, employees, agents, consultants and advisors to hold, in strict confidence and not to disclose or release without the prior written consent of the Company, any and all Confidential Information (as defined herein) concerning the Company or any of its Subsidiaries; PROVIDED, that the Provider may disclose or may permit disclosure of, Confidential Information (i) to its auditors, attorneys, financial advisors, and other appropriate consultants and advisors who have a need to know such information and are informed of their obligation to hold such information confidential to the same extent as is applicable to the parties hereto and in respect of whose failure to comply with such obligations, the Provider will be responsible or (ii) if the Provider or its Subsidiaries is compelled to disclose any such Confidential Information by judicial or administrative process or, in the opinion of independent legal counsel, by other requirements of law. Notwithstanding the foregoing, in the event that any demand or request for disclosure of Confidential Information is made pursuant to clause (ii) above, the Provider shall promptly notify the Company of the existence of such request or demand and shall provide the Company a reasonable opportunity to seek an appropriate protective order or other remedy which both parties will cooperate in obtaining. In the event that such appropriate protective order or other remedy is not obtained, the Provider shall furnish, or cause to be furnished, only that portion of the Confidential Information that is legally required to be disclosed. As used in this Agreement, “Confidential Information” shall mean non-public information concerning the Company or any Subsidiary which, prior to or following the Effective Date, has been disclosed by the Company or otherwise has come into the possession of the Provider in connection with the rendering of Services to the Company, but shall not include information (i) which was known by the Provider from a source other than the Company or one of its officers, directors or agents (including information learned prior to the date hereof from the Company or any such officer, director or agent); (ii) generally known to the public (other than as a result of a breach by Provider of its obligations of confidence hereunder); or (iii) which becomes lawfully available to Provider from a third party unless the source was, to Provider’s knowledge after reasonable inquiry, bound by a confidentiality agreement or similar obligation of confidence to the Company.

(b)  Notwithstanding anything to the contrary set forth herein, the Provider shall be deemed to have satisfied its obligations hereunder with respect to Confidential Information if it exercises the same degree of care (but no less than a reasonable degree of care) as it takes to preserve confidentiality of its own similar information. Confidential Information of the Company and/or its Subsidiaries in the possession of and used by the Provider as of the Effective Date may continue to be used by such Person in possession of the Confidential Information in and only in the delivery of Services hereunder, and may be used only so long as the Confidential Information is maintained in strict confidence and not disclosed in violation of this Article VIII. Such continued right to use the Confidential Information may not be transferred to any third party without the Company’s prior written consent.

ARTICLE IX

LIMITATION OF LIABILITY

Section 9.1. PROVIDER’S LIABILITY. The Provider shall be liable for any claims, liabilities, damages, losses, costs, expenses (including, but not limited to, settlements, judgments, court costs and reasonable attorneys’ fees), fines and penalties (collectively, “Claims”), loss or damage of any nature in providing or failing to provide the Services to the Company arising as a result of the Provider’s gross negligence or willful misconduct; provided, however, that the Provider shall not be liable for those Claims or portion of Claims that were the direct result of the Company’s gross negligence, willful misconduct or the Company’s failure to meet its obligations or responsibilities under this Agreement.

Section 9.2. LIMITATION OF LIABILITY. Notwithstanding anything to the contrary in this Agreement or at law or in equity, neither party shall be liable to the other for punitive, special, indirect, incidental or consequential damages however caused, under any theory of liability, arising from or relating to any claim made under this Agreement or regarding the provision of or the failure to provide the services. The Provider shall have no liability of any kind or nature whatsoever for the Provider’s ceasing to provide (or have a third party provide) any service after the expiration date or other termination pursuant to this Agreement.

ARTICLE X

TRANSITIONAL EMPLOYMENT PERIOD

The parties acknowledge that there will be a transitional period commencing on the date hereof and ending on January 1, 2009 (the “Transitional Period”), whereby the existing employees of the Company and its Subsidiaries will be retained by the Company and such subsidiaries. During the Transitional Period, the Employees may work on the activities of the Company and its Subsidiaries (including providing the Services), as well as, such other matters (and for such other entities) as the Provider may direct from time to time. During the Transitional Period, Provider will be responsible for, and will advance to the Company before such amounts are due to (or for the benefit of) the Employees, the actual cost of all Employee salaries, benefits (inclusive of all benefit plans maintained and continued by the Company) and expenses. Except to the extent the same is covered by any applicable insurance policy maintained by the Company, the Provider shall be responsible for, and shall hold the Company and its Subsidiaries harmless for, any employment related Claims that may arise relating to the Transitional Period, without regard to the limitations set forth in Article IX hereof.

ARTICLE XI

FORCE MAJEURE

Each party will be excused for any failure or delay in performing any of its obligations under this Agreement for services rendered, if such failure or delay is caused by Force Majeure. “Force Majeure” means any act of God or the public enemy, any accident, explosion, fire, storm, hurricane, earthquake, flood, or any other circumstance or event beyond the reasonable control of the party relying upon such circumstance or event.

ARTICLE XII

MISCELLANEOUS

Section 12.1. ENTIRE AGREEMENT. This Agreement and the Exhibits and Schedules referenced or attached hereto constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and shall supersede all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof and thereof.

Section 12.2. GOVERNING LAW AND JURISDICTION. This Agreement shall be construed in accordance with, and all disputes hereunder shall be governed by, the laws of the State of Florida, excluding its conflict of law rules. The parties agree that the Circuit Court of Broward County, Florida and/or the United States District Court for the Southern District of Florida shall have exclusive jurisdiction over all actions between the parties under this Agreement.

Section 12.3. DESCRIPTIVE HEADINGS. The headings contained in this Agreement, in any Exhibit or Schedule hereto are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized term used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning assigned to such term in this Agreement. When a reference is made in this Agreement to an Article or a Section, Exhibit or Schedule, such reference shall be to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.

Section 12.4. NOTICES. Notices, offers, requests or other communications required or permitted to be given by either party pursuant to the terms of this Agreement shall be given in writing to the respective parties to the following addresses or facsimile numbers:

If to the Provider:

Dancing Bear Investments, Inc.
110 E. Broward Boulevard, Suite 1400
Ft. Lauderdale, Florida 33301
Attention: Michael S. Egan
Facsimile No.: (954) 769-5930

If to the Company:

theglobe.com, inc.
110 E. Broward Boulevard, Suite 1400
Ft. Lauderdale, Florida 33301
Attention: Edward A. Cespedes
Facsimile No.: (954) 769-5930

or to such other address or facsimile number as the party to whom notice is given may have previously furnished to the other in writing as provided herein. Any notice involving non-performance, termination, or renewal shall be sent by hand delivery, recognized overnight courier or, within the United States, may also be sent via certified mail, return receipt requested. All other notices may also be sent by facsimile, confirmed by first class mail. All notices shall be deemed to have been given when received, if hand delivered; when transmitted, if transmitted by facsimile or similar electronic transmission method; one working day after it is sent, if sent by recognized overnight courier; and three days after it is postmarked, if mailed first class mail or certified mail, return receipt requested, with postage prepaid.

Section 12.5. SEVERABILITY. If any term or other provision of this Agreement is determined by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 12.6. FAILURE OR INDULGENCE NOT WAIVER; REMEDIES CUMULATIVE. If any term or other provision of this Agreement or the Exhibits or Schedules attached hereto is determined by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 12.7. AMENDMENT. No change or amendment will be made to this Agreement except by an instrument in writing signed on behalf of each of the parties to such agreement.

ARTICLE XIII

DEFINITIONS

For the purpose of this Agreement, the following capitalized terms shall have the following meanings:

Section 13.1. EXPIRATION DATE. “Expiration Date” shall have the meaning set forth in Article II.

Section 13.2. IMPRACTICABLE or IMPRACTICABILITY. “Impracticable” and “Impracticability” shall have the meanings set forth in Section 1.3.

Section 13.3. PERSON. “Person” means an individual, a partnership, a corporation a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

Section 13.4. SERVICE(S).“Service(s)” shall have the meaning set forth in Section 1.1.

Section 13.5. SUBCONTRACTOR. “Subcontractor” means any individual, partnership, corporation, firm, association, unincorporated organization, joint venture, trust or other entity engaged to perform hereunder.

Section 13.6. SUBSIDIARY.“Subsidiary” of any Person means a corporation or other organization whether incorporated or unincorporated of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries; PROVIDED, HOWEVER, that no Person that is not directly or indirectly wholly-owned by any other Person shall be a Subsidiary of such other Person unless such other Person controls, or has the right, power or ability to control, that Person.

Section 13.7. TAX AND TAXES.“Tax" and "Taxes" include all taxes, charges, fees, duties, levies, imposts, rates or other assessments imposed by any federal, state, local or foreign Taxing Authority, including, but not limited to, income, gross receipts, excise, property, sales, use, license, capital stock, transfer, franchise, payroll, withholding, social security, value added and other taxes, and any interest, penalties or additions attributable thereto.

Section 13.8. TAXING AUTHORITY.“Taxing Authority" means any governmental authority or any subdivision, agency, commission or authority thereof or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax (including the IRS).

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized on the day and year first above written.

DANCING BEAR INVESTMENTS, INC.

By:	/s/ Michael S. Egan
Name:	Michael S. Egan
Title:	President

theglobe.com, inc.

By:	/s/ Edward A. Cespedes
Name:	Edward A. Cespedes
Title:	President

SERVICES SCHEDULE

The services to be provided by the Provider to the Company under this Agreement includes Services related to and for the benefit of the Company and all wholly-owned Subsidiaries, as described below:

1. Accounting Function

Maintain accounting books and records to properly record all accounting transactions in accordance with generally accepted accounting principles, including:

a) Maintenance of general ledgers;
b) Maintenance of all subsidiary ledgers, including those related to accounts payable and fixed assets;
c) Closing of books on a monthly basis, including making all required accounting accruals and adjustments; and
d) Reconciling all balance sheet accounts, including performing bank reconciliations for all bank accounts, and performing fluctuation analysis for all significant balance sheet and income statement accounts.

2. Financial Reporting Function

For internal purposes, prepare consolidated balance sheets, statements of operations, and cash flow statements, on a monthly basis. For external purposes, file SEC reports (10-Q’s, 10-K’s, 8-K’s, etc.) on a timely basis. Manage and coordinate the annual independent accountant’s audit and related quarterly reviews.

3. Accounts Payable/Payroll Functions

Verify, process and pay all vendor invoices and other required charges, including filing of Form 1099’s at year-end. File all necessary payroll reports with the Internal Revenue Service.

4. Treasury/Financial Planning Functions

Administer and process payments under all debt agreements, including the existing Revolving Loan Agreement. Negotiate new debt/equity agreements, as required. Collect accounts receivables and make bank deposits. Prepare forecasts of operating results and cash flows.

5. Tax Function

Coordinate the preparation and filing of all required tax returns (income, franchise, payroll, sales and use tax, etc.) and tax planning activities. Communicate with taxing authorities on all issues, including tax audits and requests for information.

6. Secretarial Function

Perform investor relations functions. Coordinate Board of Director and Shareholder meetings, including recording of minutes of all meetings. Administer all Company stock option plans.

7. Risk Management Function

Manage all insurance programs in conjunction with agents and other Company investors.

8. Records - Retention

Manage and store all necessary corporate/accounting records; retrieve as necessary.

9. Legal Function

Interface with the Company’s outside general counsel on all required matters.

10. General Management

Perform all general management activities, subject to the direction and request of the officers and/or directors of the Company as are necessary to assist them with the management of the Company as a “shell corporation.”